UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

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Filed by a Party other than the Registrant [   ]

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NetRadio Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
ELECTION OF DIRECTORS (PROPOSAL #1)
PRINCIPAL SHAREHOLDERS
EXECUTIVE COMPENSATION
AUDIT COMMITTEE
CERTAIN TRANSACTIONS
RATIFICATION OF INDEPENDENT AUDITORS (PROPOSAL #2)
SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

NETRADIO CORPORATION

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS

June 14, 2001

TO THE SHAREHOLDERS OF NETRADIO CORPORATION:

      Notice is hereby given that the Annual Meeting of Shareholders of NetRadio Corporation will be held at 3:30 p.m. on Thursday, June 14, 2001, at NetRadio’s offices at Valley Gate North, 10025 Valley View Road, Suite 190, Eden Prairie, Minnesota, for the following purposes:

1.	To elect two directors to serve on the Board of Directors for three year terms.

2.	To ratify the selection of Ernst & Young LLP as the independent auditors of NetRadio Corporation for the fiscal year ending December 31, 2001.

3.	To transact such other business as may properly come before the meeting.

      The Board of Directors has fixed the close of business on May 3, 2001 as the record date for the determination of shareholders entitled to receive notice of and vote at the meeting.

      We encourage you to take part in the affairs of your Company either in person or by executing and returning the enclosed proxy.

By Order of the Board of Directors,

/s/ Eric H. Paulson

Interim Chief Executive Officer

Dated: May 21, 2001

      WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

NETRADIO CORPORATION

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS

June 14, 2001

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of NetRadio Corporation (the “Company”) for use at the Annual Meeting of Shareholders of the Company to be held at 3:30 p.m. on Thursday, June 14, 2001, at the Company’s offices at Valley Gate North, 10025 Valley View Road, Suite 190, Eden Prairie, Minnesota 55344 and at any adjournment thereof. A shareholder giving the enclosed proxy may revoke it at any time before the vote is cast at the annual meeting by delivering to an officer of the Company either a written notice terminating the proxy’s authority or a proxy bearing a later date, or by appearing in person and voting at the meeting. Shares of the Company’s common stock, no par value (the “Common Stock”), represented by a proxy will be voted in the manner directed by a shareholder. If no direction is made, the proxy will be voted for the election of the nominees for director named in this Proxy Statement and for the other proposals set forth in this Proxy Statement. This Proxy Statement and the accompanying form of proxy are being sent or given to shareholders beginning on or about May 21, 2001, along with the Company’s Annual Report to Shareholders for the year ended December 31, 2000.

      Only shareholders of record at the close of business on May 3, 2001 are entitled to receive notice of and vote at the meeting or at any adjournment thereof. On May 3, 2001, there were 10,081,037 shares of Common Stock of the Company outstanding. Each share is entitled to one vote. Cumulative voting is not permitted. Shares voted as abstentions on any matter (or a “withhold vote for” as to a director) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting and as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which the shareholder has abstained. If a broker submits a proxy that indicates the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to such matters.

      The Board of Directors knows of no matters other than those that are described in this Proxy Statement that may be brought before the meeting. However, if any other matters are properly brought before the meeting, persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

      The Company will pay all expenses in connection with the solicitation of proxies. In addition to solicitation by mail, officers, directors and regular employees of the Company, who will receive no extra compensation for their services, may solicit proxies by telephone, facsimile or personal calls.

      The Company’s principal executive offices are located at Valley Gate North, 10025 Valley View Road, Suite 190, Eden Prairie, Minnesota 55344.

ELECTION OF DIRECTORS
(PROPOSAL #1)

      The Bylaws of the Company provide that directors of the Company shall be divided into three classes, as nearly equal in number as reasonably possible. The term of office of the second class of directors will expire at this Annual Meeting of Shareholders, the term of the third class of directors will expire at the annual meeting of shareholders in 2002 and the term of the first class of directors will expire at the meeting of shareholders in 2003. Directors elected at each annual meeting of shareholders will be of the same class as the directors whose terms expire at such annual meeting of shareholders, and shall be elected to hold office for a term expiring at the third succeeding annual meeting of shareholders or until their successors are elected and shall qualify. Pursuant to the terms of a Stock Purchase Agreement, dated March 7, 1997 between the Company, Navarre Corporation and ValueVision International, Inc., as long as ValueVision owns shares of our common stock, it has the right to elect a number of directors to our board equal to the total number of our directors, multiplied by the percentage of ValueVision’s ownership of our outstanding common stock, rounded up to the nearest whole number. As of May 3, 2001, ValueVision had the right to elect one director of the Company.

      Vacancies and newly created directorships resulting from an increase in the number of directors may be filled by the vote of a majority of the directors then in office. The directors so chosen will hold office until the next election of the class for which such directors shall have been chosen.

      At the Annual Meeting of Shareholders to be held on June 14, 2001, the terms of office of James Caparro and Marc H. Kalman will expire. Mr. Caparro and Mr. Kalman have been nominated to be elected to the Board of Directors for additional three year terms that will expire at the annual meeting of shareholders in 2004. The Board of Directors recommends that the shareholders elect Messrs. Caparro and Kalman as directors of the Company for the ensuing three year period. The person named as proxy in the enclosed form of proxy intends to vote the proxies received by the Company for the election of Messrs. Caparro and Kalman, unless otherwise directed. Each of Messrs. Caparro and Kalman has indicated a willingness to serve. If, however, either of Messrs. Caparro and Kalman is not a candidate at the meeting, which is not presently anticipated, the proxy named in the enclosed form of proxy may vote for a substitute nominee in his discretion.

      The affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting is required for the election of each of Messrs. Caparro and Kalman. The Board of Directors recommends a vote FOR each of Messrs. Caparro and Kalman.

      Information regarding the directors of the Company is set forth below:

Name	Age	Expiration of Term

Eric H. Paulson	55	2002

James Caparro (1)(2)	49	2004

Charles E. Cheney(2)	57	2003

Marc H. Kalman (1)(2)	56	2004

Gene McCaffery(1)	53	2002

(1)	Member of the Compensation Committee of the Board of Directors.

(2)	Member of the Audit Committee of the Board of Directors.

      Eric H. Paulson. Mr. Paulson has served as our Chairman of the Board since May 1996 and interim Chief Executive Officer since September 29, 2000; he previously served as Chief Executive Officer of NetRadio from April 1997 to January 1999. Mr. Paulson has served as Chairman of the Board, Chief Executive Officer and a director of Navarre since 1983.

       James Caparro. Mr. Caparro has served as a director of NetRadio since January 1999. He is Chairman and Chief Executive Officer of Island/Def Jam Music Group, a division of Universal/PolyGram Music Operations. From

1992 to 1998 he served as President and Chief Executive Officer of PolyGram Group Distribution, Polygram Video, Polymedia, New Media and Business Development, Polygram Merchandising and Independent Label Sales.

       Charles E. Cheney. Mr. Cheney has served as a director of NetRadio since May 1996. From March 1997 to August 1998, he also served as our Chief Financial Officer. Mr. Cheney is currently Vice Chairman, Executive Vice President and Chief Strategic Officer of Navarre; he previously served as Chief Financial Officer of Navarre.

       Marc H. Kalman. Mr. Kalman has served as a director of NetRadio since January 1999. From 1992 through October 2000, Mr. Kalman served as Vice President and General Manager for KDWB-FM and Cities 97-FM and from May 1997 through October 2000, served as Vice President and General Manager for WLOL-FM, three leading FM stations in the Minneapolis/Saint Paul market. Since 1993, Mr. Kalman also has served as an Executive Board Member of the Variety Childrens Association Board of Directors and as a director of the Minnesota Broadcasters Board of Directors.

       Gene McCaffery. Mr. McCaffery has served as a director of NetRadio since November 1998. He currently is Chief Executive Officer, Chairman of the Board and a director of ValueVision. Prior to joining ValueVision in 1998, Mr. McCaffery served as Chief Executive Officer and Managing Partner of Marketing Advocates, a celebrity-driven product and marketing development company based in Los Angeles. From 1982 to 1996, Mr. McCaffery was employed in several capacities with Montgomery Ward & Co., Inc., serving most recently as Senior Executive Vice President. Montgomery Ward filed for Chapter 11 bankruptcy protection in 1997. From 1994 to 1996, Mr. McCaffery also served as Vice Chairman of The Signature Group, one of the nation’s largest direct marketing companies. Mr. McCaffery also serves as a director of Metal Management, Inc. Mr. McCaffery is the director that ValueVision is entitled to elect to the Company’s board of directors pursuant to the terms of the 1997 Stock Purchase Agreement.

      Under the terms of a March 1997 stock purchase agreement among Navarre, the Company and ValueVision International, Inc., and based upon our total number of directors, Value Vision has the right to elect the number of directors equal to its proportionate share of ownership of the Company, rounded up to the next whole number. ValueVision currently has the right to elect one director of the Company. Please see “Certain Transactions.”

Meetings of the Board of Directors and Certain Committees

      During the fiscal year ended December 31, 2000, the Board of Directors met six times. All incumbent directors attended at least 75% of the aggregate of those meetings of the Board of Directors and meetings of the committees on which they served that were held while they were serving on the Board or on such committee, except for Mr. Caparro who attended three of the six meetings.

      The Board of Directors of the Company has Compensation and Audit Committees, which have a current membership as indicated in the footnotes to the table on page 2 of this Proxy Statement.

      Our compensation committee generally has responsibility for recommending to the board of directors guidelines and standards relating to the determination of executive compensation, reviewing executive compensation policies and reporting to our board of directors regarding these matters. Our compensation committee also has responsibility for administering our stock option plan, determine the number of options to be granted to the executive officers and reporting to our board of directors on such matters. During 2000, the Compensation Committee held one meeting.

      Our audit committee generally has responsibility for recommending independent auditors to the board of directors for selection, reviewing the plan and scope of the annual audit, reviewing our audit and control functions and reporting to the full board of directors regarding these matters. During 2000, the Audit Committee held one meeting and acted by written consent on one occasion.

Compensation of Directors

      The Company pays outside directors $500 per meeting attended and $0 per committee meeting attended. The Company also reimburses directors for expenses actually incurred in attending meetings of the Board of

Directors and its committees. During 2000 we granted each of Messrs. Caparro and Kalman options to purchase 10,000 shares of our common stock at an exercise price equal to $1.81 per share. We expect to grant additional options to non-employee directors in the future in connection with their service on our board of directors.

      Directors who are employees of the Company do not receive any additional compensation for serving on the Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities and Exchange Act of 1934, as amended, and related regulations requires the Company’s directors, executive officers and any persons holding more than 10% of the Company’s common stock (collectively, “Reporting Persons”) to report their initial ownership of the Company’s common stock and any subsequent changes in that ownership to the Securities and Exchange Commission (“SEC”) and to Nasdaq. Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any failure of a reporting person to file a required report by the application due date during 2000. Based on its review of the reports and written representations submitted to it, the Company believes that each Reporting Person timely filed all required reports during this period, except that an initial statement of beneficial ownership of securities on Form 3 was not timely filed by Mr. Holderman.

PRINCIPAL SHAREHOLDERS

      The following table sets forth certain information regarding beneficial ownership of the Common Stock, as of May 3, 2001, by: (i) each person who is known by the Company to beneficially own more than 5% of the Common Stock, (ii) each of the Company’s directors, (iii) each of the Named Executive Officers and (iv) all directors and executive officers of the Company as a group. Unless otherwise noted below, the address of each of the following shareholders is the same as the Company.

		Percentage of
	Shares Beneficially	Outstanding Shares
Name and Address	Owned (1)	Owned (1)

Navarre Corporation (2)	4,694,936	46.57%

7400 49th Avenue, North

New Hope, Minnesota 55428

Value Vision International, Inc. (3)	1,432,500	14.28%

6740 Shady Oak Road

Eden Prairie, Minnesota 55344-3433

Eric Paulson (4)(5)	90,000	*

James Caparro (5)	6,000	*

Charles E. Cheney (5)(6)	48,000	*

Marc H. Kalman (5)	4,000	*

Gene McCaffery (7)	—	*

Michael P. Wise (5)	33,334	*

Richard W. Hailey (5)	68,667	*

Edward A. Tomechko	200,000	1.98%

Donovan W. Pederson	101,000	1.00%

All current executive officers and directors as a group (11 persons) (8)	250,001	2.48%

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with rules of the SEC, and includes voting power and/or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of May 3, 2001 are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, the Company believes that the persons named in this table, based on information provided by such persons, have sole voting and investment power with respect to the shares of Common Stock indicated.

(2)	Disclosure is made in reliance upon a Schedule 13G filed with the SEC by Navarre on January 28, 2000. Such Schedule 13G indicates that Navarre has the sole voting and investment power with respect to such shares and a Form 4 filed by Navarre on May 11, 2001.

(3)	Disclosure is made in reliance upon a Schedule 13G filed with the SEC by ValueVision on February 14, 2000. Such Schedule 13G indicates that ValueVision has the sole voting and investment power with respect to such shares.

(4)	Includes 13,000 shares of Common Stock held by Mr. Paulson’s spouse, for which shares Mr. Paulson disclaims beneficial ownership. Does not include 4,694,936 shares held by Navarre for which Mr. Paulson disclaims beneficial ownership. Mr. Paulson is Chairman of the Board and Chief Executive Officer of Navarre and holds approximately 10% of the outstanding shares of Navarre.

(5)	Includes the following number of shares of Common Stock issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days: Mr. Paulson: 36,000 shares; Mr. Caparro: 4,000 shares; Mr. Cheney: 24,000 shares; Mr. Kalman: 4,000 shares; Mr. Wise: 33,334 shares; Mr. Hailey: 16,667 shares; and Mr. Tomechko: 200,000 shares.

(6)	Does not include 4,694,936 shares held by Navarre for which Mr. Cheney disclaims beneficial ownership. Mr. Cheney is Vice Chairman, Executive Vice President and Chief Strategic Officer of Navarre.

(7)	Does not include 1,432,500 shares held by ValueVision for which Mr. McCaffery disclaims beneficial ownership.

(8)	Includes 118,001 shares of common stock issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

EXECUTIVE COMPENSATION

Executive Compensation

      Summary Compensation. The following table sets forth the cash and noncash compensation for fiscal years 2000, 1999 and 1998 earned by or awarded to the Chief Executive Officer and the next four most highly compensated executive officers of the Company whose salary and bonus earned in 2000 exceeded $100,000 (the “Named Executive Officers”):

Summary Compensation Table

		Annual Compensation		Restricted	Long-term
	Fiscal			Stock	Compensation	All Other
Name and Principal Position	Year	Salary	Bonus	Awards ($)	Options (# Shares)	Compensation

Eric H. Paulson	2000	—	—	—	—	$2,000

Interim Chief Executive

Officer and Chairman of the Board (1)

Michael P. Wise	2000	$135,684	$35,000	—	125,000	—

Chief Financial Officer (2)	1999	98,558	29,400	—	50,000	—

Richard W. Hailey	2000	151,000	35,500	$90,500	125,000	—

Chief Technical Officer (3)	1999	56,455	22,500	—	50,000	—

Edward A. Tomechko	2000	153,846	—	—	—	329,833

Former Chief Executive	1999	175,865	20,000	—	125,000	—

Officer (4)	1998	46,846	—	—	75,000	—

Donovan W. Pederson	2000	102,308	—	—	—	—

former Chief Operating	1999	123,846	23,300	—	—	—

Officer (5)	1998	88,656	—	—	175,000	—

(1)	Mr. Paulson has served as Chairman of the Board since May 1996 and began serving as our interim Chief Executive Officer on September 29, 2000. All other compensation consists of director’s fees. Mr. Paulson has elected not to receive a salary for his services as interim Chief Executive Officer in fiscal 2000.

(2)	Mr. Wise has served as our Chief Financial Officer since March 15, 1999.

(3)	Mr. Hailey has served as out Chief Technical Officer since July 26, 1999. The valuation of restricted stock is based on the closing price of the common stock on August 23, 2000 the date of grant of $1.81.

(4)	Mr. Tomechko resigned as our Chief Executive Officer on September 29, 2000. All other compensation consists of $329,833 in severance accrued by the Company in 2000 in contemplation of the severance owing in connection with the resignation of Mr. Tomechko, of which $62,140 was paid in 2000.

(5)	Mr. Pederson’s employment agreement expired on July 31, 2000 and was not renewed.

      Option Grants. The following table summarizes options granted during the year ended December 31, 2000 to the Named Executive Officers:

Option Grants In Year Ended December 31, 2000

Potential Realizable
Value at Assumed Annual
		% of Total			Rates of Stock Price
		Options			Appreciation for Option
		Granted to	Exercise		Term (1)
	Options	Employees in	Price Per
Name	Granted (2)	2000 (3)	Share (4)	Expiration Date	5%	10%

Eric H. Paulson	—	—	—	—	—	—

Michael P. Wise	125,000	22%	$1.81	8/23/2006	$62,500	$138,125

Richard W. Hailey	125,000	22%	$1.81	8/23/2006	$62,500	$138,125

Edward A. Tomechko	—	—	—	—	—	—

Donovan W. Pederson	—	—	—	—	—	—

(1)	The compounding assumes a ten year exercise period for all option grants. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the SEC and do not represent the Company’s estimate or projection of the Company’s future Common Stock prices. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. The amounts reflected in this table may not necessarily be achieved.

(2)	Each option represents the right to purchase one share of Common Stock. The options shown in this column were granted pursuant to the 1998 Stock Option and Incentive Plan. To the extent not already exercisable, the options become exercisable in the event of a “change in control” (as defined in the stock option agreement) involving the Company.

(3)	In 2000, the Company granted employees options to purchase an aggregate of 566,100 shares of Common Stock.

(4)	The exercise price may be paid in cash, in shares of Common Stock with a market value as of the date of exercise equal to the option price or a combination of cash and shares of Common Stock.

      Option Values. The following table summarizes the value of options held at December 31, 2000 by the Named Executive Officers. No Named Executive Officer exercised any options in 2000.

Aggregated Option Values At December 31, 2000

			Value of Unexercised
	Number of Unexercised Options		In-the-Money Options at
	at December 31, 2000		December 31, 2000(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Eric H. Paulson	18,000	36,000	$—	$—

Michael P. Wise	16,667	158,333	$—	$—

Richard W. Hailey	16,667	158,333	$—	$—

Edward A. Tomechko	200,000	—	$—	$—

Donovan W. Pederson	84,000	—	$—	$—

(1)	Value based on the difference between the last sale price of the Common Stock as reported by the Nasdaq National Market on December 31, 2000 and the option exercise price per share, multiplied by the number of shares subject to the in-the-money options.

Report of Compensation Committee on Executive Compensation

      Under rules established by the SEC, the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company’s Chief Executive Officer and other executive officers (collectively, the “Executive Officers”). The SEC rules require the Compensation Committee of the Board of Directors to issue a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting the Executive Officers. In fulfillment of this requirement, the Compensation Committee of the Board of Directors (the “Committee”), at the direction of the Board of Directors, has furnished the following report on executive compensation:

      The Committee is responsible for setting salaries for officers and for granting incentive awards and stock-based compensation to the Company’s executive officers, including the Chief Executive Officer, on behalf of the Board of Directors and the shareholders. The Committee also oversees the operation of the Company’s executive compensation benefits.

      The Committee consists entirely of outside directors of the Company. During 2000, Messrs. Caparro, Kalman and McCaffery served on the Committee. Mr. McCaffery is Chairman of the Committee.

Compensation Policies

      The Company is committed to attracting, hiring and retaining an experienced management team that can successfully develop and manufacture the Company’s products in commercial quantities, penetrate target markets, obtain and maintain required regulatory approvals worldwide, and develop new products. With these goals in mind, the Committee closely aligns its compensation plan for executive management to the milestones achieved and the influence that each executive has as the Company grows and matures. The Committee annually reviews and evaluates the Company’s corporate performance, compensation levels and equity ownership of its executive officers. The Committee strives to establish competitive levels of compensation that are consistent with the Company’s annual and long-term performance goals, are appropriate for each officer’s scale of responsibility and performance, recognize individual initiative and achievements, will attract and retain the highest quality personnel possible consistent with the Company’s resources, and provide an incentive to such executives to focus on the Company’s long-term strategic goals by aligning their financial interests closely with long-term shareholder interests. The Committee intends to make the executive compensation program competitive with the marketplace while emphasizing compensation in the form of equity ownership, the value of which is contingent on the Company’s long-term market performance. It is intended that, in judging appropriate levels of compensation, the Committee will take into account internally set performance goals and comparisons with the performance of a self-selected group of companies with similar business characteristics and strategies.

      The Company’s compensation program has three primary components: base salary, short-term incentives and long-term incentives. The ultimate composition of executive compensation reflects the Company’s goals of attracting and retaining highly qualified personnel and supporting a performance-oriented environment that rewards both corporate and personal performance over the long term. In general, stock option grants are used to enhance the competitiveness of compensation packages, to reward exceptional performance and provide incentive for reaching further performance goals. The Compensation Committee also believes that the use of stock options is important to align the interests of the officers with the interests of the shareholders.

Base Salaries

      The Committee establishes annual base salaries after an analysis of each executive officer’s individual performance during the prior year, the overall performance of the Company during the prior year and historical compensation levels within the executive officer group. The Committee believes that executive salaries must be sufficiently competitive to attract and retain key individuals. In this regard, salaries for officers are based on experience levels and are intended to be competitive with median salaries paid to comparable executives in similar positions at other internet companies. By augmenting base salary with equity-based compensation, the Company seeks to continue to attract and retain quality management personnel. Annual increases in base salaries for existing officers are generally consistent with the merit increase formula used throughout the Company. The Company grants annual merit increases to all employees in the range of 0-10% based on performance. Larger increases are given, as appropriate, to reflect changes in job responsibility and authority or to internally balance the salary structure among the executive officer group.

Short-Term Incentives

      The Committee believes that executive compensation should be based in part on the achievement of milestones that are important to the short-term success of the Company. Accordingly, the Committee periodically sets short-term milestones and then compares the Company’s progress against these targets. Members of the executive team, along with all Company employees, are periodically granted options to purchase shares of the Common Stock with vesting tied to the achievement of specified operating and personal objectives. The number of options granted with these vesting provisions is determined based on the individual’s experience and position within the Company.

Long-Term Incentives

      The Committee believes that long-term shareholder interests and executive compensation should be closely aligned. The Committee believes that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management’s and shareholders’ interests in enhancing shareholder value. Stock options are generally granted to executive officers at the time they are elected. In determining the number of options to be granted at such time, the Committee takes into consideration job responsibilities, experience and contributions of the individual and recommendations of the President. The stock options give the holder the right to purchase shares of the Common Stock over a five-year period. Because the options are granted at the fair market value on the date of grant, they will provide value only when the price of the Common Stock increases above the share price on the date of the grant. Options are also subject to vesting provisions designed to encourage executives to remain employed by the Company. Additional options are granted from time to time based on individual performance, increased job responsibilities and the prior level of grants.

CEO Compensation

      The determination of the Chief Executive Officer’s salary, bonus and grants of stock options followed the policies set forth above for all executives’ compensation. During 2000, Mr. Tomechko was chief executive officer until September 29, 2000 and his compensation for that period was based upon the terms of his employment agreement with the Company. Effective as of the resignation of Mr. Tomechko, Mr. Paulson assumed the role of interim chief executive officer. Mr. Paulson is chairman of the board and chief executive officer of Navarre Corporation, NetRadio’s largest shareholder, and is chairman of the board of NetRadio. The Committee and Mr. Paulson agreed that Mr. Paulson would not receive any compensation for serving as interim chief executive officer, but would continue to receive compensation as an outside director for fiscal year 2000.

Compensation Limitations

      Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally limits the corporate deduction for compensation paid to executive officers to $1.0 million, unless the compensation qualifies as “performance-based compensation” under the Code. Section 162(m) did not affect the deductibility of compensation paid to the Company’s executive officers in 2000 and will not affect the deductibility of such compensation expected to be paid in 2001. The Committee will continue to monitor this matter and may propose changes to the executive compensation program if warranted.

SUBMITTED BY THE COMPENSATION COMMITTEE:

      Gene McCaffery, Chair
      James Caparro
      Marc H. Kalman

AUDIT COMMITTEE

Audit Committee Report

      Effective January 31, 2000, the Securities and Exchange Commission adopted new rules and amendments to current rules relating to the disclosure of information about companies’ audit committees. The new rules require that, for all votes of shareholder occurring after December 15, 2000, the proxy statement must contain a report of the Audit Committee addressing several issues identified in the rules. In addition, the charter of the Audit Committee must be included as an attachment to the proxy statement at least once every three years. The Audit Committee Charter is included in this proxy statement as Appendix A.

      The Audit Committee presently consists of three directors. Except for Mr. Cheney, the Audit Committee consists solely of independent directors, as defined in the Marketplace Rules of the Nasdaq Stock Market (the “Marketplace Rules”). Mr. Cheney meets the requirements for an independent director as defined in the Audit Committee Charter. However, because Mr. Cheney is an officer of Navarre and was an officer of the Company within the past three years, he is not considered an independent director for purposes of the Marketplace Rules. The Board of Directors has determined that Mr. Cheney’s membership on the Audit Committee nevertheless complies with the Marketplace Rules because the board has determined that Mr. Cheney’s membership on the Audit Committee is required by the best interests of the Company and its shareholders since Mr. Cheney has substantial employment experience in finance which results in his financial sophistication and provides the Audit Committee with the necessary financial expertise required by the Marketplace Rules.

      The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2000, which include the consolidated balance sheets of the Company as of December 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income and cash flows for each of the three years in the period ended December 31, 2000, and the notes thereto. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Act, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

Review With Management

      The Audit Committee has reviewed and discussed the Company’s audited financial statements with management.

Review And Discussion With Independent Accountants

      The Audit Committee has discussed with the Company’s independent accountants the matters required to be discussed by SAS No. 61 (Codification of Statements on Accounting Standards) which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements. The Audit Committee has also received from the independent accountants written disclosures and the letter required by Independence Standards Board Standard No. 1 (which relates to the accountant’s independence from the Company and its related entities) and has discussed with the accountants their independence from the Company. No persons other than the independent accountant’s full-time employees were used in conducting the independent accountant’s audit engagement.

Conclusion

      Based on the review and discussion referred to above, the committee recommended to the Company’s Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

MEMBERS OF THE AUDIT COMMITTEE

      James Caparro
      Charles E. Cheney
      Marc H. Kalman

Financial Information Systems Design and Implementation Fees

      There were no fees billed or expected to be billed to the Company by Ernst & Young LLP for Financial Information Systems Design and Implementation Fees.

Audit Fees

      Fees billed or expected to be billed to the Company by Ernst & Young LLP for the audit of the Company’s annual financial statements, for the year ended December 31, 2000 and for reviews of those financial statements included in the Company’s quarterly reports on Form 10-Q total $37,000.

All Other Fees

      Fees billed or expected to be billed to the Company by Ernst & Young LLP for services provided during the Company’s 2000 fiscal year for all other non-audited services rendered to the Company, including tax related services total $5,500.

Stock Performance

      The graph below sets forth a comparison of the cumulative shareholder return of the common stock with the cumulative total return of the Nasdaq Stock Market-U.S. Index and the J. P. Morgan H & Q Internet Index from October 14, 1999 (the date of the initial public offering of the Common Stock) to December 31, 2000. The graph assumes the investment of $100 in the Common Stock on October 14, 1999, and in each of the indices on September 30, 1999, and that dividends if any, were reinvested.

COMPARISON OF 14 MONTH CUMULATIVE TOTAL RETURN*
AMONG NETRADIO CORPORATION,
THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE JP MORGAN H&Q INTEREST INDEX

*$100 INVESTED ON 10/14/99 IN STOCK OR INDEX —
INCLUDING REINVESTMENT OF DIVIDENDS.
FISCAL YEAR ENDING DECEMBER 31.

Employment Contracts and Termination of Employment and Change-in-Control Agreements

      Except as described below, the Company does not have any employment agreements with its Named Executive Officers. We have entered into employment agreements with Michael Wise and Richard Hailey.

      On August 23, 2000, NetRadio entered into an employment agreement with Michael Wise to act as Chief Financial Officer for a two-year term commencing August 1, 2000. Mr. Wise’s agreement provides for an annual base salary of $145,000, a guaranteed bonus of $35,000 for 2000 and a grant of 125,000 incentive stock options in 2000, which vest over a three-year period. Under the terms of this agreement, Mr. Wise is eligible for bonus compensation after 2000 pursuant to the terms of NetRadio’s Executive Compensation Plan. In the event that Mr. Wise’s employment is terminated by NetRadio without cause or he terminates his employment with NetRadio under certain circumstances, Mr. Wise is entitled to receive his salary, bonus (in at least the amount that he received in the year preceding termination) and other benefits for the remainder of the term of his employment agreement, any commissions Mr. Wise would have been paid during the remainder of the term of his employment agreement, any accrued but unpaid vacation and any unpaid expense reimbursement and all unvested stock options and restricted stock will become immediately vested. In the event that Mr. Wise’s employment is terminated for any reason following a change in control, Mr. Wise is entitled to receive his salary and bonus (in at least the amount that he received in the year preceding termination) for the remainder of the term of his employment agreement, any accrued but unpaid vacation and any unpaid expense reimbursement and all unvested stock options and restricted stock will become immediately vested.

      On August 23, 2000, NetRadio entered into an employment agreement with Richard Hailey to act as Chief Technology Officer for a two-year term commencing August 1, 2000. Mr. Hailey’s agreement provides for an annual base salary of $175,000, a guaranteed bonus of $35,000 for 2000 and 2001, a grant of 125,000 incentive stock options in 2000, which vest over a three-year period and a grant of 50,000 shares of restricted stock which vest on the second anniversary of the date of grant. Under the terms of this agreement, Mr. Hailey is eligible for bonus compensation after 2000 pursuant to the terms of NetRadio’s Executive Compensation Plan. In the event that Mr. Hailey’s employment is terminated by NetRadio without cause or he terminates his employment with NetRadio under certain circumstances, Mr. Hailey is entitled to receive his salary, bonus (in at least the amount that he received in the year preceding termination) and other benefits for the remainder of the term of his employment agreement, any commissions Mr. Hailey would have been paid during the remainder of the term of his employment agreement, any accrued but unpaid vacation and any unpaid expense reimbursement and all unvested stock options and restricted stock will become immediately vested. In the event that Mr. Hailey’s employment is terminated for any reason following a change in control, Mr. Hailey is entitled to receive his salary and bonus (in at least the amount that he received in the year preceding termination) for the remainder of the term of his employment agreement, any accrued but unpaid vacation and any unpaid expense reimbursement and all unvested stock options and restricted stock will become immediately vested.

      In addition, the exercisability of options granted to executive officers is accelerated in the event of a “change in control” over the Company (as such term is defined in the stock option agreements entered into by the executive officers).

Compensation Committee Interlocks and Insider Participation

      Messrs. Caparro, Kalman and McCaffery served as members of our Compensation Committee during 2000. Mr. McCaffery is Chief Executive Officer of ValueVision.

      ValueVision has engaged in certain transactions with the Company, as described below.

CERTAIN TRANSACTIONS

      Under the terms of the stock purchase agreement by and among NetRadio, ValueVision and Navarre, and based upon our total number of directors, ValueVision has the right to elect the number of directors equal to its proportionate share of ownership of NetRadio, rounded up to the next whole number. ValueVision currently has the right to elect one director of NetRadio.

      ValueVision also has registration rights with respect to its shares of our common stock, including the right to have 550,000 shares registered for resale one year from the closing of our initial public offering, and the right to have its remaining shares registered two years from the closing of our initial public offering. ValueVision also has the right to have its shares included in other registration statements filed by NetRadio.

      In addition, under the terms of the March 1997 stock purchase agreement, if NetRadio has revenues, other than from product sales, of at least $3,000,000 in any rolling consecutive four quarter period, NetRadio has a one-time option for a 12-month period to require ValueVision to purchase 4.95% of the outstanding shares of common stock of NetRadio for $500,000. ValueVision similarly has the right during this period to purchase 4.95% of the outstanding common stock of NetRadio for $500,000. In connection with the initial offering, NetRadio and

ValueVision have terminated this right in exchange for ValueVision’s purchase of 550,000 shares of common stock immediately prior to the closing of our initial public offering for $500,000.

      Fulfillment Agreement. In December 1998, we entered into a five year fulfillment agreement with Navarre, under which we are required to fulfill our customer purchase orders for identified products from Navarre before any other fulfillment source may be utilized. The fulfillment agreement governs order procedures, product returns, shipping procedures, payments and price lists. The fulfillment agreement may be terminated by either party if, among other things, we discontinue online sales of pre-recorded music or Navarre discontinues fulfillment services to online customers. The amount paid by us for these services for the year ended December 31, 2000, was $26,269. We believe the terms of this agreement are at least as favorable as we could obtain from an unrelated third party. As of mid-March 2001, we have discontinued fulfilling customer purchase orders under this agreement.

      Separation Agreement. In March 1999, we entered into a separation agreement with Navarre to be effective upon the closing of our initial public offering. Under the separation agreement, Navarre and NetRadio separated the accounting, finance, human resources and other administrative functions of NetRadio and Navarre in the 45-day period following the closing of our initial public offering. NetRadio paid Navarre $7,500 for services provided during the transition period. In addition, concurrent with the closing of our initial public offering, Navarre contributed to the capital of NetRadio $5,234,840 of principal indebtedness owed by NetRadio to Navarre. In exchange for this contribution, we have granted Navarre registration rights with respect to 600,000 shares of our common stock owned by Navarre. These registration rights are exercisable beginning six months after the closing of our initial public offering. Navarre and NetRadio have also agreed that for a period of four years from the date of the closing of our initial public offering, Navarre will not directly or indirectly engage in the Internet broadcasting of music and information or online retail sales of entertainment-related products in substantially the same manner and format as currently conducted by NetRadio. We have indemnification obligations to Navarre and its affiliates under the separation agreement, including indemnification for liability arising out of statements made in connection with our initial public offering. Except for the contractual obligations set forth in the separation agreement or other intercompany agreements, Navarre and NetRadio have agreed to discharge all claims they may have against each other existing before the closing of this offering. In connection with the execution of the separation agreement, NetRadio and Navarre entered into a term note. In March 2001, we restructured our term note of approximately $9.6 million owing to Navarre. Under the terms of the restructuring, Navarre forgave $5.5 million of the principal amount in exchange for a $1 million prepayment by NetRadio. In addition, Navarre extended the maturity date of the term note from November 14, 2001 to March 31, 2002. The term note with Navarre bears interest at Midwest prime plus one-half percentage point (8.5% as of May 1, 2001) and is payable monthly. After giving effect to this restructuring, the principal balance of the term note with Navarre is currently approximately $3.1 million.

RATIFICATION OF INDEPENDENT AUDITORS
(PROPOSAL #2)

      The Board of Directors has appointed Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2001 and recommends that the shareholders ratify that appointment. Ernst & Young LLP has no relationship with the Company other than that arising from its employment as independent auditors. Representatives of Ernst & Young LLP will be present at the 2001 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

      The affirmative vote of a majority of the outstanding shares of the Common Stock represented at the 2001 Annual Meeting is required to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors. The Board of Directors recommends that you vote FOR this proposal.

SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

      Any proposal by a shareholder to be presented at the next annual meeting must be received at the Company’s principal executive offices, Valley Gate North, 10025 Valley View Road, Suite 190, Eden Prairie, Minnesota 55344, a reasonable time before the Company begins to print and mail its proxy materials for that meeting in order to be included in the proxy statement for that meeting.

By Order of the Board of Directors,

/s/ Mike P. Wise

Secretary

Dated: May 21, 2001

Exhibit A

NETRADIO
AUDIT COMMITTEE CHARTER

Organization

The audit committee of the board of directors shall be comprised of at least three directors who are independent of management and the company. Members of the audit committee shall be considered independent if they have no relationship to the company that may interfere with the exercise of their independence from management and the company. All audit committee members will be financially literate, and at least one member will have accounting or related financial management expertise.

Statement of Policy

The audit committee will provide assistance to the directors in fulfilling their responsibility to the shareholders and the investment community relating to corporate accounting, reporting practices of the company, and the quality and integrity of financial reports of the company. In so doing, it is the responsibility of the audit committee to maintain free and open communication between the directors, the independent auditors, the internal auditors, and the financial management of the company.

Responsibilities

In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the company are in accordance with all requirements and are of the highest quality.

In carrying out these responsibilities, the audit committee will:

•	Obtain the full board of directors’ approval of the Charter and review and reassess this Charter as conditions dictate (at least annually).

•	Review and recommend to the directors the independent auditors to be selected to audit the financial statements of the company.

•	Have a clear understanding with the independent auditors that they are ultimately accountable to the board of directors and the audit committee, as the shareholders’ representatives, who have the ultimate authority in deciding to engage, evaluate, and if appropriate, terminate their services.

•	Review and concur with management’s appointment, termination, or replacement of the director of internal audit.

Exhibit A

•	Meet with the independent auditors and financial management of the company to review the scope of the proposed audit for the current year and the procedures to be utilized, the adequacy of the independent auditor’s compensation, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

•	Review with the independent auditors, the company’s internal auditor, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the company, and elicit any recommendations for the improvement of such internal controls or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

•	Review reports received from regulators and other legal and regulatory matters that may have a material effect on the financial statements or related company compliance policies.

•	Review the internal audit function of the company including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.

•	Inquire of management, the internal auditor, and the independent auditors about significant risks or exposures and assess the steps management has taken to minimize such risks to the company.

•	Receive prior to each meeting a summary of findings from completed internal audits and a progress report on the proposed internal audit plan with explanations for any deviations from the original plan.

•	Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Review with financial management and the independent auditors the results of their timely analysis of significant financial reporting issues and practices, including changes in, or adoptions of, accounting principles and disclosure practices. Also review with financial management and independent auditors their judgements about the quality, not just acceptability, of accounting principles and the clarity of the financial disclosure practices used or proposed to be used, and particularly, the degree of aggressiveness or conservatism of the organization’s accounting principles and underlying estimates, and other significant decisions made in preparing the financial statements.

•	Provide sufficient opportunity for the internal and independent auditors to meet with the members of the audit committee without members of management present. Among the items to be discussed in these meetings are the independent auditors’ evaluation of the company’s financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of audit.

Exhibit A

•	Review accounting and financial human resources and succession planning within the company.

•	Report the results of the annual audit to the board of directors. If requested by the board, invite the independent auditors to attend the full board of directors meeting to assist in reporting the results of the annual audit or to answer other directors’ questions (alternatively, the other directors, particularly the other independent directors, may be invited to attend the audit committee meeting during which the results of the annual audit are reviewed.)

•	On an annual basis, obtain from the independent auditors a written communication delineating all their relationships and professional services as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. In addition, review with the independent auditors the nature and scope of any disclosed relationships or professional services and take, or recommend that the board of directors take the appropriate action to ensure the continuing independence of the auditors.

•	Review the report of the audit committee in the annual report to shareholders and the Annual Report on Form 10-K disclosing whether or not the committee had reviewed and discussed with management and the independent auditors, as well as discussed within the committee (without management or independent auditors present), the financial statements and the quality of accounting principles and significant judgements affecting the financial statements. In addition, disclose the committee’s conclusion on the fairness of presentation of the financial statements in conformity with GAAP based on those discussions.

•	Submit the minutes of all meetings of the audit committee to, or discuss the matters discussed at each committee meeting with the board of directors.

•	Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgement, that is appropriate.

•	Review the company’s disclosure in the proxy statement for its annual meeting of shareholders that describes that the committee has satisfied its responsibilities under this Charter for the prior year. In addition, include a copy of this Charter in the annual report to shareholders or the proxy statement at least triennially or the year after any significant amendment to the Charter.

NETRADIO CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Thursday, June 14, 2001 3:30 p.m.

NetRadio Corporation

Valley Gate North

10025 Valley View Road,

Suite 190,

Eden Prairie, Minnesota

NetRadio Corporation Valley Gate North 10025 Valley View Road, Suite 190 Eden Prairie, Minnesota 55344	proxy

This proxy is solicited by the Board of Directors of NetRadio Corporation for the
Annual Meeting of Shareholders on June 14, 2001.

The undersigned appoints Eric H. Paulson and Michael P. Wise, and either of them, the proxies of the undersigned, with full power of substitution in each, to vote at the Annual Meeting of Shareholders to be held on June 14, 2001 and at any adjournment or postponement thereof all of the undersigned’s shares of NetRadio Corporation common stock held of record on May 3, 2001 in the manner indicated on the reverse side hereof, and with the discretionary authority to vote as to any other matters that may properly come before such meeting.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side.

This proxy, when properly signed, will be voted in the manner directed. If no direction is given, this proxy will be voted FOR Items 1 and 2.

See reverse for voting instructions.

- Please detach here -

The Board of Directors Recommends a Vote FOR Proposals 1 and 2.

1.	Election of directors:	01 James Caparro	02 Marc H. Kalman

[ ]	Vote FOR all nominees	[ ]	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the appointment of Ernst &Young LLP, certified public accountants, as independent auditors for NetRadio Corporation for the fiscal year ending December 31, 2001.

[ ]	For	[ ]	Against	[ ]	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO
DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change?	Mark Box [ ]	Indicate changes below:

Dated: _________________________________________________,2001

Signature(s) in Box

Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.